Exhibit (j)(2)


                             [LETTERHEAD OF DECHERT]

September 28, 2001


Pilgrim Growth and Income Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

     Re:  Pilgrim Growth and Income Fund, Inc.
          (File Nos. 2-14767 and 811-0865)

Dear Sirs:

     We hereby consent to all references to our firm in Post-Effective Amendment No. 72 to the Registration Statement of Pilgrim Growth and Income Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert